The Middleton Doll Company Announces Reverse Stock Split and Plan to Deregister

        Waukesha, Wis., September 29, 2008…The Middleton Doll Company (the “Company”) (OTCBB: DOLL.OB) announced today that its Board of Directors has approved a plan to deregister the Company’s common stock under the Securities Exchange Act of 1934, as amended, and, therefore, terminate its obligations to file reports with the Securities and Exchange Commission. This transaction would be accomplished through a 1,000-to-1 reverse stock split of shares of the Company’s common stock. All shareholders with less than one share after the reverse-split will have their partial shares cashed out at a price of $0.50 in cash per share on a pre-split basis. Shareholders with one or more shares after the reverse-split will continue as shareholders of the Company, with any fractional share being rounded up to the next whole number of shares.

        If, after completion of the transaction, the Company has fewer than 300 shareholders of record, the Company intends to terminate the registration of its common stock (and its preferred stock, of which there are already fewer than 300 shareholders of record) under the Securities and Exchange Act of 1934, as amended, and become a non-reporting company. If that occurs, the Company will no longer file periodic reports with the Securities and Exchange Commission (“SEC”), including annual reports on Form 10-K and quarterly reports on Form 10-Q.

        The Board of Directors received a fairness opinion from an investment banking firm, Donnelly Penman & Partners, that the price of $0.50 in cash per share on a pre-split basis to be paid to shareholders owning less than 1,000 shares is fair, from a financial point of view, to the Company’s unaffiliated shareholders. The proposed transaction is subject to approval by the Company’s shareholders. Shareholders will be asked to approve the transaction, and amendments to the terms of the Company’s preferred stock to reduce the liquidation preference from $25 to $18, eliminate the dividends, extend the maturity date from July 1, 2008 to July 1, 2010 and allow for partial redemptions upon the sale of assets, at a special meeting of shareholders, which the Company expects to hold in late November or early December.

        The proposed plan should result in a direct cost savings to the Company in the near term from the elimination of SEC reporting requirements. Also, this plan will allow the Company to avoid the substantial additional costs associated with the compliance and auditing requirements of the Sarbanes-Oxley Act of 2002, Section 404.

Important Information About Solicitation

        The Company has filed a preliminary proxy statement and Schedule 13E-3 with the SEC outlining the transaction. All shareholders are advised to read the definitive proxy statement and Schedule 13E-3 carefully when these documents are available. Shareholders may obtain a free copy of the definitive proxy statement and Schedule 13E-3 (when available) at the SEC’s web site at www.sec.gov. The Company will also mail a copy of the definitive proxy statement prior to the special meeting to its shareholders entitled to vote at the special meeting.

        The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the proposed transaction under the rules of the SEC. Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information about the directors and executive officers of the Company will be contained in the definitive proxy statement to be filed by the Company.

About The Middleton Doll Company

        The Middleton Doll Company currently operates in two segments, consumer products and financial services. The Company’s consumer products segment is comprised of Lee Middleton Original Dolls, Inc., a designer and marketer of lifelike collectible and play dolls, and License Products, Inc., which does business as FirsTime Manufactory, a designer and marketer of clocks and home décor products that are sold to major national retailers.

        The Company’s financial services segment is comprised primarily of the remaining assets of the lending and real estate leasing business of its former subsidiary, Bando McGlocklin Small Business Lending Corporation, now owned by Lee Middleton Original Dolls. The Company does not intend to continue in the financial services segment after the remaining financial services segment’s assets are sold.

        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include: the ability of the Company to continue as a going concern; the ability of the Company to redeem the outstanding preferred stock; the degree of success of the strategy to reduce expenses and to increase revenue in the consumer products segment; the declining demand for collectible dolls in the consumer products segment; the ability of the Company to provide the necessary cash to meet operating and working capital requirements; and the timing of sales and the selling prices of the remaining assets of the financial services segment.

The Middleton Doll Company news releases
are available on-line 24 hours a day at:
http://www.middletondollcompany.com